Exhibit 99.1

Mykrolis Corporation Reports Third Quarter 2003 Financial Results

Sales increase 4 percent sequentially on strength in Japan

BILLERICA, Mass., October 21, 2003 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and subsystems to the semiconductor industry, announced today third quarter revenues of $44.5 million, a four percent increase from $42.7 million in the second quarter of 2003 and seven percent lower than the comparable quarter a year ago.

The net loss per diluted share for the quarter was $(0.02), compared to $(0.14) in the second quarter and $(0.11) in the third quarter a year ago. The results for the quarter included restructuring and other charges of $532 thousand.

For the first nine months of 2003, revenues of $127.7 million compared to $132.0 million for the comparable period a year ago. Including the aforementioned charges in the third quarter, and a restructuring charge of $1.8 million recorded in the second quarter, the net loss per diluted share for the first nine months of 2003 was $(0.30), compared to $(0.59) a year ago.

C. William Zadel, Chairman and Chief Executive Officer, commented on the third quarter results: “We continued to improve our operating performance, which was driven by our sales growth, gross margin improvement, and our cost containment actions.”

The company reported consumable revenues of $31.8 million, or 71 percent of third quarter sales. Sales of equipment were $12.7 million, or 29 percent of third quarter sales.

Other highlights during and subsequent to the third quarter included:

•	The company signed an agreement to acquire privately-held Aeronex Corporation, a supplier of gas purifier components and systems for the semiconductor market with sales of less than $10 million annually. The acquisition will increase Mykrolis’s position as a leading supplier of both gas filtration and purification products used in the semiconductor industry and is expected to expand opportunities for the company in photolithography applications.

•	Mykrolis expanded its consumable CMP (Chemical Mechanical Planarization) product line with an agreement to distribute brush rollers used in post-CMP cleaning. The agreement, signed with Bentec Scientific, is expected to enable Mykrolis to enter a rapidly growing sub-segment of the CMP market and to leverage its extensive worldwide sales and support network.

•	The company increased its cash position to $76 million, which is comprised of cash, cash equivalents and longer term marketable securities.

“We are very pleased with the Bentec and Aeronex agreements particularly in terms of their anticipated long-term strategic benefit to us and potential for us to leverage our strengths worldwide. In addition to emphasizing internal product development, we will continue to look for similar opportunities to augment our business, either through partnerships or through acquisitions of strategic companies that can add to our profitability within a short time,” Zadel said.

Management Outlook

“We believe that recent order patterns are consistent with the signs typically seen in the early stages of an industry recovery, but our customers are remaining cautious in their buying patterns. As a result, we expect continued modest growth for the fourth quarter,” Zadel said.

The company anticipates fourth quarter sales in the range of $45 to $50 million and net earnings per share in the range of $(0.02) to $0.06.

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the third quarter on Wednesday, October 22, 2003 at 10:00 a.m. EDT (7:00 a.m. PDT). The conference call dial-in number is 1-800-915-4836; outside the U.S., the number is 973-317-5319. The conference call will also be webcast on the Mykrolis web site at www.mykrolis.com.

Revenue by Geographic Region (in millions of US dollars):

	Q3 2003	Q3 2002	% Growth
North America	$11.7	$13.2	-11.4%
Japan	15.8	18.5	-14.6%
Asia	12.1	11.4	6.1%
Europe	4.9	4.6	6.5%

Total	$44.5	$47.7	-6.7%

	Q3 2003	Q2 2003	% Growth
North America	$11.7	$11.8	-0.8%
Japan	15.8	14.6	8.2%
Asia	12.1	11.8	2.5%
Europe	4.9	4.5	8.9%

Total	$44.5	$42.7	4.2%

	9 Mos. 2003	9 Mos. 2002	% Growth
North America	$34.0	$42.2	-19.4%
Japan	45.3	46.0	-1.5%
Asia	34.6	30.5	13.4%
Europe	13.8	13.3	3.8%

Total	$127.7	$132.0	-3.3%

About Mykrolis

Mykrolis Corporation, based in Billerica, Massachusetts, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems utilized in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis was formerly Millipore Microelectronics, Inc. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’ future operating results include, without limitation, the risk that a sustained industry recovery may be delayed, may not materialize at all or may be weaker than past recoveries, the risk that the transfer of manufacturing to our new facility may disrupt our ability to fill customer orders, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to our Separation from Millipore” and “Risks Related to Securities Markets and Ownership of Our Common Stock” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September		Nine Months Ended September
	2003	2002	2003	2002
Net sales	$44,529	$47,740	$127,715	$131,985
Cost of sales	24,383	29,628	72,431	86,708

Gross profit	20,146	18,112	55,284	45,277
Selling, general & admin. expenses	15,712	18,719	48,251	53,467
Research & development expenses	4,362	5,133	13,519	14,653
Restructuring and other charges	532	—	2,289	—

Operating loss	(460)	(5,740)	(8,775)	(22,843)
Other (expense) income, net	(184)	4	1,650	1,871

Loss before income taxes	(644)	(5,736)	(7,125)	(20,972)
Income tax expense (benefit)	224	(1,400)	4,635	2,570

Net loss	$(868)	$(4,336)	$(11,760)	$(23,542)

Basic and diluted loss per share	$(0.02)	$(0.11)	$(0.30)	$(0.59)

Basic and diluted weighted average shares outstanding	39,874	39,655	39,799	39,595

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	September 2003	December 2002
Assets
Cash and cash equivalents	$61,566	$74,085
Accounts receivable, net	41,651	39,971
Inventories	40,756	41,821
Other current assets	7,108	4,946

	151,081	160,823
Marketable securities	14,362	—
Property, plant and equipment, net	70,759	74,833
Goodwill and intangible assets	18,288	19,403
Other assets	13,488	12,130

Total assets	$267,978	$267,189

Liabilities and shareholders' equity
Accounts payable	11,807	10,288
Accrued expenses and other current liabilities	38,129	34,250

Total current liabilities	49,936	44,538
Other liabilities	10,813	10,007
Shareholders' equity	207,229	212,644

Total liabilities and shareholders' equity	$267,978	$267,189

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

978-436-6500